Exhibit 10.1
AMERICAN GREETINGS CORPORATION
2007 OMNIBUS INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT TO EMPLOYEE

Option	Nonqualified option to purchase Class Common Shares of American Greetings Corporation (“AG”)

Exercise Price	$ per share

Date of Grant	(the “Date of Grant”)

Vesting	The option granted hereby will become exercisable in the manner set forth in your Notice of Grant, as such term is defined below.

This STOCK OPTION GRANT AGREEMENT (the “Agreement”), dated as of the Date of Grant, is delivered by AG to the Associate (the “Grantee”) identified in the notice of stock option grant (the “Notice of Grant”) delivered to Grantee.
RECITALS
The American Greetings Corporation 2007 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of options to purchase common shares of AG. The Committee (as defined in the Plan) has decided to make a stock option grant as an inducement for Grantee to promote the best interests of AG and its shareholders. A copy of the Plan is provided herewith.
AGREEMENT
Grantee has or will receive a Notice of Grant, which, if accepted in accordance with the instructions in such notice, will constitute Grantee’s binding agreement with the following terms:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Plan and the Notice of Grant, which are incorporated herein by reference and deemed a part of this Agreement, AG hereby grants to Grantee a nonqualified stock option (the “Option”) to purchase the number and type of common shares of AG (“Shares”) at an exercise price per Share as indicated in the Notice of Grant. The Option will become exercisable according to Section 2 below.
2. Exercisability of Option.
     (a) The Option will become exercisable on the dates set forth under “vesting” in the Notice of Grant, if Grantee is employed by AG on the applicable date. The exercisability of the Option is cumulative, but will not exceed one hundred percent (100%) of the Shares subject to the Option. If the foregoing vesting schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable will be rounded down to the nearest whole Share.
     (b) Notwithstanding the foregoing, the Option will become fully exercisable on the date of Grantee’s death, Disability, or Retirement provided Grantee is employed by AG on such date. For purposes of this Agreement, “Retirement” means termination of Grantee’s employment after completing ten (10) or more years of continuous service and attaining age sixty-five (65), and “Disability” means that Grantee is “disabled” as such term is defined in Section 409A(a)(2) of the Internal Revenue Code.
3. Term of Option.
     (a) The Option will have a term of ten (10) years from the Date of Grant and will terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.
     (b) The Option will automatically terminate prior to the expiration of its term of ten (10) years upon the happening of the first of the following events:
     (i) The expiration of the three (3) month period after Grantee’s employment with AG terminates, if the termination is for any reason other than Disability, Retirement, death or Cause (as defined below).
     (ii) The expiration of nine (9) months from the date of death or Disability of Grantee if such death or Disability was the cause of, or occurred within three (3) months after, termination of Grantee’s employment with AG.
     (iii) The date on which Grantee’s employment with AG terminates for Cause. In addition, notwithstanding the prior provisions of this Section 3, if Grantee engages in conduct that constitutes Cause after Grantee’s employment terminates, the Option will immediately terminate.
Notwithstanding the foregoing, in no event may the Option be exercised after the tenth anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time Grantee ceases to be employed by AG will immediately terminate. For purposes of this Agreement, the term “Cause” will have such meaning as may be defined in any employment agreement between Grantee and AG and, if none, will mean any one or more of the following: Grantee’s (i) fraud; (ii) misappropriation of funds; (iii) commission of a felony or of an act or series of acts which results in material injury to the business reputation of AG; (iv) commission of a crime or act or series of acts involving moral turpitude; (v) commission of an act or series of repeated acts of dishonesty that is materially inimical to the best interests of AG; (vi) willful and repeated failure to perform his or her duties, which failure has not been cured in all substantial respects within fifteen (15) days after AG gives written notice thereof to Grantee; or (vii) breach of any material provision of any employment agreement with AG, which breach has not been cured in all substantial respects within ten (10) days after AG gives written notice thereof to Grantee.
4. Exercise Procedures.
     (a) Subject to the provisions of Sections 2 and 3 above, Grantee may exercise part or all of the exercisable Option by giving AG notice of Grantee’s intent to exercise the Option in accordance with procedures communicated to Grantee from time to time, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the exercise price will be made in accordance with procedures established by the Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. Except as otherwise determined by the Committee, Grantee will pay the exercise price (i) in cash, (ii) by delivering common shares of AG, which will be valued at their fair market value on the date of delivery, or by attestation to ownership of common shares having a fair market value on the date of exercise equal to the exercise price, (iii) with respect to an Option to purchase Class A common shares, by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to AG the amount of sale proceeds to pay the exercise price and related withholding taxes on the settlement date that occurs after the date specified in the notice of exercise, (iv) with respect to an Option to purchase Class B common shares, through attestation of the ability to pay the exercise price followed by immediate tendering of such shares to AG and its immediate repurchase of such shares in accordance with AG’s articles of incorporation, (v) a combination of the foregoing, or (vi) by such other method as the Committee may approve. The Committee may impose from time to time such limitations as it deems appropriate on the use of common shares of AG to exercise the Option.
     (b) The obligation of AG to deliver Shares upon exercise of the Option will be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as AG’s counsel may deem necessary or appropriate to comply with relevant securities laws and regulations.
     (c) All obligations of AG under this Agreement will be subject to the rights of AG as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Except as otherwise determined by the Committee, Grantee may elect to satisfy any tax withholding obligation of AG with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.
     5. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only Grantee may exercise the Option during Grantee’s lifetime and, after Grantee’s death, the Option will be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.
     6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of AG and (iv) other requirements of applicable law. The Committee will have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions will be conclusive as to any questions arising hereunder.
7. No Employment or Other Rights. The grant of the Option will not confer upon Grantee any right to be retained by or in the employ of AG and will not interfere in any way with the right of AG to terminate Grantee’s employment at any time. The right of AG to terminate at will Grantee’s employment at any time for any reason is specifically reserved.
8. No Shareholder Rights. Neither Grantee, nor any person entitled to exercise Grantee’s rights in the event of Grantee’s death, will have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until the Shares have been issued upon the exercise of the Option.
9. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of Grantee, by will or by the laws of descent and distribution. In the event of any attempt by Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, AG may terminate the Option by notice to Grantee, and the Option and all rights hereunder will thereupon become null and void. The rights and protections of AG hereunder will extend to any successors or assigns of AG and to AG’s parents, subsidiaries, and affiliates. This Agreement may be assigned by AG without Grantee’s consent.
10. Applicable Law. The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the conflicts of laws provisions thereof.
11. Notice. Except as otherwise described herein or as otherwise instructed by AG from time to time, any notice to AG provided for in this instrument shall be addressed to the principal executive office of AG to the attention of the Human Resources Department, and any notice to Grantee will be addressed to such Grantee at the current address shown on the payroll of AG, or to such other address as Grantee may designate to AG in writing. Any notice shall be delivered by hand, sent by facsimile, overnight delivery, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

AMERICAN GREETINGS CORPORATION
By:
GRANTEE
By electronically accepting the Notice of Grant in accordance with the instructions in such notice, Grantee will be deemed a party to, and legally bound by the terms of, this Agreement.